Exhibit 99.4

[Winn-Dixie Partner Letter]

December 19, 2011

Dear [Valued Partner / Elected Official Name],

Winn-Dixie and BI-LO announced that the companies will merge to create an organization of approximately 690 grocery stores and 63,000 employees in eight states throughout the southeastern United States. [The details of the combination can be found in the attached copy of our press release.]

BI-LO operates 207 supermarkets, including approximately 116 in-store pharmacies, in North Carolina, South Carolina, Georgia and Tennessee, and it employs approximately 17,000 people, whom BI-LO refers to as “teammates.”

This combination, which will create a company that is stronger than our individual businesses, will significantly expand our footprint, enhance our guests’ shopping experience and unite two similar companies.

There is no overlap of locations in our existing markets, so we do not currently anticipate any store closures as a result of this transaction. We expect to maintain a presence in Jacksonville and Greenville, S.C., and following completion of the combination, we anticipate that the companies will continue to operate under the BI-LO and Winn-Dixie banners.

Importantly, we believe this combination will only serve to strengthen our relationships with our trusted partners. As a combined company, Winn-Dixie and BI-LO will have a larger distribution platform that will not only allow us to offer our guests an even wider variety of products with the great service they have come to expect, but we will be a stronger competitor in the industry.

The combination is expected to close in the next 60 to 120 days and will be seamless to you. As important as this development is for our business, I want to assure you this combination will have no impact on the day-to-day operations of our business or our relationships with you, our team members, our business partners or the neighborhoods we serve.

As always, if you have any questions or wish to discuss this matter further, please feel free to contact [INSERT / me personally at XXX-XXX-XXXX].

You [and your company] have been, and remain, a valued and important business partner to us. Thank you for your ongoing support.

Sincerely,

[NAME

TITLE]

Winn-Dixie Stores, Inc.    |    5050 Edgewood Court    |    Jacksonville, Florida 32254    |    Phone (904) 783-5000

Additional Information and Where to Find it

In connection with the proposed merger and required shareholder approval, Winn-Dixie Stores, Inc. will file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT WINN-DIXIE AND THE MERGER. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by Winn-Dixie Stores, Inc. with the SEC may be obtained free of charge by contacting Winn-Dixie at Winn-Dixie Stores, Inc., Attn: Investor Relations, 5050 Edgewood Court, Jacksonville, Florida, 32254-3699. Our filings with the SEC are also available on our website at www.WinnDixie.com.

Participants in the Solicitation

Winn-Dixie and its officers and directors may be deemed to be participants in the solicitation of proxies from Winn-Dixie’s shareholders with respect to the merger. Information about Winn-Dixie’s officers and directors and their ownership of Winn-Dixie’s common shares is set forth in the proxy statement for Winn-Dixie’s 2011 Annual Meeting of Shareholders, which was filed with the SEC on September 27, 2011. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Winn-Dixie and its officers and directors in the merger by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.

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